Exhibit 99.1

NEWS RELEASE

December 4, 2012

NCR CORPORATION ANNOUNCES OFFERING OF SENIOR NOTES

DULUTH, Georgia - NCR Corporation (NYSE: NCR) (the “Company”) announced today its intention to offer $400 million aggregate principal amount of senior notes due 2021 (the “Notes”), subject to market and customary conditions.  The Notes will be general unsecured senior obligations of NCR Corporation and will be guaranteed by NCR International, Inc., a Delaware corporation, and Radiant Systems, Inc., a Georgia corporation.

The Company intends to use the net proceeds from the offering, together with cash and additional borrowings under the Company's revolving credit facility, to finance the acquisition of Retalix Ltd. (“Retalix”). If the acquisition of Retalix is not consummated, the Company intends to use the net proceeds of this offering for general corporate purposes, which the Company expects to include funding a contribution to the Company's global pension plans.

The Notes and the related subsidiary guarantees will be offered in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States pursuant to Regulation S under the Securities Act.  The Notes and the related subsidiary guarantees have not been registered under the Securities Act and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
About NCR Corporation
NCR Corporation (NYSE: NCR) is a global technology company leading how the world connects, interacts and transacts with business. NCR's assisted- and self-service solutions and comprehensive support services address the needs of retail, financial, travel, hospitality, gaming and public sector organizations in more than 100 countries. NCR is headquartered in Duluth, Georgia.
NCR is a trademark of NCR Corporation in the United States and other countries.
News Media Contact
Lou Casale
NCR Corporation
212.589.8415
lou.casale@ncr.com
Investor Contact
Gavin Bell
NCR Corporation
212.589.8468
gavin.bell@ncr.com

Forward-Looking Statements

Statements in this release that are not historical are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Words such as “seek,” “potential,” “expect,” “strive,” “continue,” “continuously,” “accelerate,” and other similar expressions or future or conditional verbs such as “will,” “should,” “would” and “could.” They include statements as to NCR's anticipated or expected results; future financial performance; projections of revenue, profit growth and other financial items; discussion of other strategic initiatives and related actions; comments about future market or industry performance; and beliefs, expectations, intentions, and strategies, among other things. These and other risks, assumptions and uncertainties are described in our most recent Annual Report on Form 10-K and in other documents that we file or furnish with the Securities and Exchange Commission, which you are encouraged to read. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. NCR Corporation expressly disclaims any current intention to update publicly any forward-looking statement after the distribution of this release, whether as a result of new information, future events, changes in assumptions or otherwise.